Exhibit 99.1

Term Sheet

Set forth below is a summary of the principal terms (the “Term Sheet”) of the New Term Loan Facility (as defined in the Plan of Reorganization (as defined below)). This Term Sheet is non-binding and does not constitute a commitment by any persons to make any loans, purchase any notes or take any action of any kind. No person shall have any liability or obligation to any other person arising out of this Term Sheet unless and until definitive agreements setting forth these terms and such other terms (the “Note Documents”) as the persons who are party thereto may agree have been executed and delivered by the parties.

The “Plan of Reorganization” shall mean the Fourth Amended Plan of Reorganization (With Technical Modifications) of Mallinckrodt plc and its Debtor Affiliates under Chapter 11 of the Bankruptcy Code [Docket No. 6510] (as amended, supplemented or otherwise modified from time to time, including by the Confirmation Order (as defined below), and together with all exhibits and schedules thereto), as confirmed by the Findings of Fact, Conclusions of Law, and Order Confirming Fourth Amended Joint Plan of Reorganization (With Technical Modifications) of Mallinckrodt plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 6660] (the “Confirmation Order”) entered by the United States Bankruptcy Court for the District of Delaware on March 2, 2022.

Facility Structure	• First Lien Senior Secured Notes

Principal Amount	• $650 million

Issuers	• Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC (same as borrowers under the New Takeback Term Loans and the First Lien Notes) (collectively, the “Issuers”)

Guarantors	• Same as the New Takeback Term Loans and the First Lien Notes (collectively, the “Guarantors”)

Security

•  Lien (equal and ratable with liens securing the New Takeback Term Loans and the First Lien Notes) on substantially all assets of the Issuers and the Guarantors, subject to exceptions consistent with those applicable to the liens securing the New Takeback Term Loans and the First Lien Notes

Use of Proceeds

•  Pay fees and expenses incurred in connection with the entry into the New Term Loan Facility, repay loans under the First Lien Revolving Credit Facility, satisfy other payment obligations under the Plan of Reorganization and working capital and other general corporate purposes

Maturity	• 6.5 years from the Effective Date of the Plan of Reorganization

Coupon	• 11.5% per annum

Initial Purchase Price	• 98.0% of the principal amount

Amortization	• None

Change of Control Put

•  Puttable to the Issuers at a purchase price (express as a percentage of principal amount thereof) of 101% upon a change of control (defined in a fashion consistent with the Takeback Second Lien Notes)

Call Protection	• Non-callable (absent payment of make-whole) for 5 years from the Effective Date of the Plan of Reorganization; thereafter, callable at par

Affirmative and Negative Covenants

•  Substantially similar as the covenants governing the Existing 1L Notes, subject to modifications (a) as agreed with respect to the Takeback Second Lien Notes and (b) as otherwise agreed in the Note Documents

Other Terms	• Mandatory Prepayment / Asset Sale language to include carve-out for prepayment of Deferred Opioid Payments consistent with what has been agreed with respect to the Takeback Second Lien Notes

Intercreditor Arrangements	• Consistent with the existing arrangements set forth in the Intercreditor Agreements